Exhibit 99.1

WEX Inc. Reports Fourth Quarter and Full Year 2017 Financial Results

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--February 21, 2018--WEX Inc. (NYSE: WEX), a leading provider of corporate payment solutions, today reported financial results for the three months and year ended December 31, 2017.

Fourth Quarter and Full Year 2017 Financial Results

Total revenue for the fourth quarter of 2017 increased 14% year-over-year to $331.3 million as compared with $290.8 million for the fourth quarter of 2016. Net earnings attributable to shareholders on a GAAP basis were $79.8 million, or $1.85 per diluted share, compared with $5.3 million, or $0.12 per diluted share, for the fourth quarter of 2016.

The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, increased 17% to $64.5 million for the fourth quarter of 2017 from $55.2 million for the same period a year ago. Adjusted net income for the fourth quarter of 2017 was $1.49 compared to $1.28 per diluted share for the same period a year ago. See Exhibit 1 for a full reconciliation of adjusted net income attributable to shareholders and adjusted net income attributable to shareholders per diluted share to the comparable GAAP measures.

For the full year 2017, revenue increased 23% to $1.25 billion from $1.02 billion in 2016. Net earnings attributable to shareholders on a GAAP basis were $3.72 per diluted share in 2017 compared to $1.48 per diluted share in 2016. On a non-GAAP basis, adjusted net income attributable to shareholders increased 17% to $5.41 per diluted share from $4.62 per diluted share in 2016.

"We are extremely pleased by our fourth quarter and fiscal year performance, with positive contributions from all three of our segments driving 2017 revenues to record levels,” said Melissa Smith, WEX's president and chief executive officer. “Our relentless approach to executing on our strategic priorities continues to deliver outstanding results and position us for long-term growth.”

Smith continued, “In 2017, we continued to bring new, compelling products to the global marketplace through a deep technical integration with our customers. Our business is more diverse and innovative than ever before, and we are well situated to enhance scalability and capture market share as we head into 2018.”

Fourth Quarter 2017 Performance Metrics

  Average number of vehicles serviced was approximately 11.3 million, an increase of 8% from the fourth quarter of 2016;
  Total fuel transactions processed increased 6% from the fourth quarter of 2016 to 130.8 million. Payment processing transactions increased 9% to 108.8 million;
  U.S. retail fuel price increased 17% to $2.68 per gallon from $2.30 per gallon in the fourth quarter of 2016;
  Travel and Corporate Solutions purchase volume grew 17% to $7.4 billion, from $6.4 billion for the fourth quarter of 2016; and
  Health and Employee Benefits Solutions average number of SaaS accounts in the US grew 29% to 9.8 million from 7.6 million for the fourth quarter of 2016.

Financial Guidance and Assumptions

The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis, due to the uncertainty and indeterminate amount of certain elements that are included in reported GAAP earnings.

  For the first quarter of 2018, WEX expects revenue in the range of $333 million to $343 million and adjusted net income in the range of $72 million to $75 million, or $1.66 to $1.74 per diluted share.

  For the full year 2018, the Company expects revenue in the range of $1.40 billion to $1.44 billion and adjusted net income in the range of $315 million to $332 million, or $7.30 to $7.70 per diluted share.

"Our fourth quarter and fiscal year outperformance reflects our ability to grow organically and leverage our strategic investments. The foundation we have built has never been stronger and will continue to drive better execution as we look to capitalize on additional growth opportunities in the years ahead." said Roberto Simon, WEX's chief financial officer.

First quarter and full year 2018 guidance is based on an assumed average U.S. retail fuel price of $2.70 and $2.65 per gallon, respectively. The fuel prices referenced above are based on the applicable NYMEX futures price. The Company's guidance also assumes that fleet credit loss for first quarter will be in the range of 12 to 17 basis points and the full year will be in the range of 11 to 16 basis points. Our guidance assumes approximately 43 million shares outstanding for the year.

The Company's adjusted net income guidance, which is a non-GAAP measure, excludes unrealized gains and losses on derivative instruments, net foreign currency remeasurement gains and losses and related derivatives, acquisition-related ticking fees, acquisition related intangible amortization, other acquisition and divestiture related items, stock-based compensation, restructuring and other costs, impairment charges, gains or losses on divestitures a one-time contract renegotiation cost, debt restructuring and debt issuance cost amortization, non-cash adjustments related to tax receivable agreement, regulatory reserves, similar adjustments attributed to our non-controlling interest and certain tax related items. We are unable to reconcile our adjusted net income guidance to the comparable GAAP measure without unreasonable effort because of the difficulty in predicting the amounts to be adjusted, including but not limited to foreign currency exchange rates, unrealized gains and losses on derivative instruments, and acquisition and divestiture related items, which may have a significant impact on our financial results.

Additional Information

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

WEX historically used fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. Starting with the second quarter of 2016, there are no longer any fuel price related derivatives outstanding.

To provide investors with additional insight into its operational performance, WEX has included in this news release in Exhibit 2, a table illustrating the impact of foreign currency translations and fuel prices for each of our operating segments for the three and twelve months ended December 31, 2017 and 2016, and in Exhibit 3, a table of selected non-financial metrics for the five quarters ended December 31, 2017. The Company is also providing selected segment revenue information for the three and twelve months ended December 31, 2017 and 2016 in Exhibit 4.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, February 21, 2018, at 9:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed, along with the accompanying investor presentation, at the Investor Relations section of the WEX website, http://www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. The Conference ID number is 5389608. A replay of the webcast along with the accompanying investor presentation will be available on the Company's website.

About WEX Inc.

WEX Inc. (NYSE: WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing 11.3 million vehicles and offering exceptional payment security and control across a wide spectrum of business sectors. WEX serves a global set of customers and partners through its operations around the world, with offices in the United States, Australia, New Zealand, Brazil, the United Kingdom, Italy, France, Germany, Norway, and Singapore. WEX and its subsidiaries employ more than 3,300 associates. The Company has been publicly traded since 2005, and is listed on the New York Stock Exchange under the ticker symbol “WEX.” For more information, visit www.wexinc.com and follow WEX on Twitter at @WEXIncNews.

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; and, management’s expectations for future growth opportunities, scalability and market expansion. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this news release, the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns as well as payment and transaction processing activity; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of fluctuations in fuel prices; the effects of the Company’s business expansion and acquisition efforts; potential adverse changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the ability to successfully integrate the Company's acquisitions; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from an acquisition; the Company's failure to successfully operate and expand ExxonMobil's European and Asian commercial fuel card programs; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems or those of our third-party service providers and any resulting negative impact on our reputation, liabilities or relationships with customers or merchants; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; failure to successfully implement the Company's information technology strategies and capabilities in connection with its technology outsourcing and insourcing arrangements and any resulting cost associated with that failure; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; the impact of the Company’s outstanding notes on its operations; the impact of increased leverage on the Company's operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our annual report for the year ended December 31, 2016, filed on Form 10-K with the Securities and Exchange Commission on March 6, 2017 and our quarterly report on Form 10-Q for the three months ended March 31, 2017 filed with the Securities and Exchange Commission on May 8, 2017. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC.
CONSOLIDATED STATEMENTS OF
INCOME
(in thousands, except per share data)
(unaudited)
	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Revenues
Payment processing revenue	$145,732	$137,300	$569,166	$520,619
Account servicing revenue	78,032	60,242	276,570	211,012
Finance fee revenue	51,246	46,592	187,582	138,940
Other revenue	56,295	46,706	217,230	147,889
Total revenues	331,305	290,840	1,250,548	1,018,460
Expenses
Salary and other personnel	101,727	79,521	363,444	286,298
Restructuring	340	(140)	7,139	7,486
Service fees	33,831	36,955	149,137	173,052
Provision for credit losses	13,221	13,498	61,148	33,348
Technology leasing and support	11,934	13,077	52,179	47,602
Occupancy and equipment	8,377	6,723	27,729	25,820
Depreciation and amortization	53,296	50,270	203,724	141,651
Operating interest expense	7,788	6,897	24,482	12,386
Cost of hardware and equipment	1,121	693	4,314	3,122
Impairment charges and asset write-offs	27,996	—	44,171	—
Gain on divestiture	(20,958)	—	(20,958)	—
Other	25,418	35,548	94,769	92,567
Total operating expenses	264,091	243,042	1,011,278	823,332
Operating income	67,214	47,798	239,270	195,128
Financing interest expense	(25,618)	(26,378)	(107,067)	(113,418)
Net foreign currency (loss) gain	(3,659)	(24,898)	29,919	(7,665)
Net unrealized gains on interest rate swap agreements	2,163	12,908	1,314	12,908
Net realized and unrealized gains on fuel price derivatives	—	—	—	711
Non-cash adjustments related to tax receivable agreement	15,259	(395)	15,259	(563)
Income before income taxes	55,359	9,035	178,695	87,101
Income taxes	(24,235)	5,895	19,525	29,625
Net income	79,594	3,140	159,170	57,476
Less: Net loss from non-controlling interest	(210)	(2,148)	(1,096)	(3,161)
Net earnings attributable to shareholders	$79,804	$5,288	$160,266	$60,637

Net earnings attributable to shareholders per share:
Basic	$1.86	$0.12	$3.73	$1.49
Diluted	$1.85	$0.12	$3.72	$1.48
Weighted average common shares outstanding:
Basic	43,020	42,841	42,977	40,809
Diluted	43,158	43,072	43,105	40,914

WEX INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	December 31,
	2017	2016
Assets
Cash and cash equivalents	$508,072	$190,930
Accounts receivable (net of allowances of $30,207 in 2017 and $21,454 in 2016)	2,527,840	2,054,701
Securitized accounts receivable, restricted	150,235	97,417
Income taxes receivable	—	10,765
Available-for-sale securities	23,358	23,525
Property, equipment and capitalized software (net of accumulated depreciation of $264,928 in 2017 and $228,336 in 2016)	163,908	167,278
Deferred income taxes, net	7,752	6,934
Goodwill	1,876,132	1,838,441
Other intangible assets (net of accumulated amortization of $392,827 in 2017 and $254,142 in 2016)	1,154,047	1,265,468
Other assets	327,831	341,638
Total assets	$6,739,175	$5,997,097
Liabilities and Stockholders’ Equity
Accounts payable	$811,362	$617,118
Accrued expenses	323,222	331,579
Income taxes payable	1,076	—
Deposits	1,293,854	1,118,823
Securitized debt	126,901	84,323
Revolving line-of-credit facility and term loans, net	1,707,064	1,599,291
Deferred income taxes, net	119,283	152,906
Notes outstanding, net	396,269	395,534
Other debt	194,737	125,755
Amounts due under tax receivable agreement	20,273	47,302
Other liabilities	24,576	18,719
Total liabilities	5,018,617	4,491,350
Commitments and contingencies
Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized; 47,352 shares issued in 2017 and 47,173 in 2016; 43,022 shares outstanding in 2017 and 42,841 in 2016	473	472
Additional paid-in capital	569,319	547,627
Retained earnings	1,404,683	1,244,271
Accumulated other comprehensive loss	(90,795)	(122,839)
Treasury stock at cost; 4,428 shares in 2017 and 2016	(172,342)	(172,342)
Total WEX Inc. stockholders' equity	1,711,338	1,497,189
Non-controlling interest	9,220	8,558
Total stockholders’ equity	1,720,558	1,505,747
Total liabilities and stockholders’ equity	$6,739,175	$5,997,097

Exhibit 1
Reconciliation of GAAP Net Earnings Attributable to Shareholders to Adjusted Net Income Attributable to
Shareholders
(in thousands, except per share data)
(unaudited)
	Three months ended December 31,
	2017		2016
		per diluted share		per diluted share
Net earnings attributable to shareholders	$79,804	$1.85	$5,288	$0.12
Unrealized gains on derivative instruments	(2,163)	(0.05)	(12,908)	(0.30)
Net foreign currency remeasurement loss	3,659	0.08	24,898	0.58
Acquisition-related intangible amortization	39,207	0.91	38,763	0.90
Other acquisition and divestiture related items	1,620	0.04	1,185	0.03
Stock-based compensation	8,133	0.19	5,430	0.13
Restructuring and other costs	960	0.02	2,306	0.05
Impairment charges and asset write-offs	27,996	0.65	—	—
Gain on divestiture	(20,958)	(0.49)	—	—
Vendor settlement	—	—	15,500	0.36
Debt restructuring and debt issuance cost amortization	2,069	0.05	2,024	0.05
Non-cash adjustments related to tax receivable agreement	(15,259)	(0.35)	395	0.01
ANI adjustments attributable to non-controlling interest	(401)	(0.01)	(1,383)	(0.03)
Tax related items	(60,196)	(1.39)	(26,329)	(0.61)
Adjusted net income attributable to shareholders	$64,471	$1.49	$55,169	$1.28

	Year ended December 31,
	2017		2016
		per diluted share		per diluted share
Net earnings attributable to shareholders	$160,266	$3.72	$60,637	$1.48
Unrealized gains on derivative instruments	(1,314)	(0.03)	(7,901)	(0.19)
Net foreign currency remeasurement (gain) loss	(29,919)	(0.69)	7,665	0.19
Acquisition-related ticking fees	—	—	30,045	0.73
Acquisition-related intangible amortization	153,810	3.57	97,829	2.39
Other acquisition and divestiture related items	5,000	0.12	20,879	0.51
Stock-based compensation	30,487	0.71	19,742	0.48
Restructuring and other costs	11,129	0.26	13,995	0.34
Impairment charges and asset write-offs	44,171	1.02	—	—
Gain on divestiture	(20,958)	(0.49)	—	—
Vendor settlement	—	—	15,500	0.38
Debt restructuring and debt issuance cost amortization	10,519	0.24	12,673	0.31
Non-cash adjustments related to tax receivable agreement	(15,259)	(0.35)	563	0.01
ANI adjustments attributable to non-controlling interests	(1,563)	(0.04)	(2,583)	(0.06)
Tax related items	(113,327)	(2.63)	(79,834)	(1.95)
Adjusted net income attributable to shareholders	$233,042	$5.41	$189,210	$4.62

The Company's non-GAAP adjusted net income excludes unrealized gains and losses on derivatives, net foreign currency remeasurement gains and losses, acquisition-related ticking fees, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, restructuring and other costs, gain on divestiture, a one time vendor settlement, debt restructuring and debt issuance cost amortization, non-cash adjustments related to tax receivable agreement, similar adjustments attributed to our non-controlling interest and certain tax related items. In addition, for the three months and year ended December 31, 2017, we have excluded certain impairment charges and asset write-offs as described below.

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (“GAAP”), this non-GAAP measure is integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses adjusted operating income to allocate resources among our operating segments The Company considers this measure integral because it excludes specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on derivative instruments, including fuel price related derivatives and interest rate swap agreements, helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these derivative contracts.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, receivable and payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  The Company considers certain acquisition-related costs, including certain financing costs, ticking fees, investment banking fees, warranty and indemnity insurance, certain integration related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. During the year ended December 31, 2017, the Company determined that our Telapoint business did not align with the long-term strategy of our core Fleet business and as result sold the net assets of the business. In prior periods not reflected above, the Company has adjusted for goodwill impairments and acquisition related asset impairments. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses of divestitures facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  Restructuring and other costs are related to employee termination benefits from certain identified initiatives to further streamline the business, improve the Company's efficiency, create synergies and to globalize the Company's operations, all with an objective to improve scale and increase profitability going forward. We exclude these items when evaluating our continuing business performance as such items are not consistently occurring and do not reflect expected future operating expense, nor provide insight into the fundamentals of current or past operations of our business.
  Impairment charges and asset write-offs represent non-cash asset write-offs related to the following:
    Impairment of certain prepaid services following a strategic decision to in-source certain technology functions.
    Impairments of certain payment processing software following the acquisition of AOC and as part of our ongoing platform consolidation strategy, designed to ensure we continue to deliver superior technology to our customers.
    These charges do not reflect recurring costs that are relevant to our continuing operations. The Company believes that excluding these nonrecurring expenses facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  Vendor settlement represents a payment made in 2016 in exchange for the release of potential claims related to insourcing certain technology, and does not reflect recurring costs that would be relevant to the continuing operations of the Company. The Company believes that excluding this nonrecurring expense facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  Debt restructuring and debt issuance cost amortization are non-cash items that are unrelated to the continuing operations of the Company. Debt restructuring costs are not consistently occurring and do not reflect expected future operating expense, nor provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry.
  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest, and the non-cash adjustments related to tax receivable agreement have no significant impact on the ongoing operations of the business.
  The tax related items are the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items including various impacts from the tax reform act passed in December 2017. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The table below shows the impact of certain macro factors on reported revenue:

Exhibit 2
Segment Revenue Results
(in thousands)
(unaudited)

	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Three months ended December 31,
	2017	2016	2017	2016	2017	2016	2017	2016
Reported revenue	$219,761	192,269	$60,308	$53,454	$51,236	$45,117	$331,305	$290,840
FX impact (favorable) / unfavorable	(1,935)	—	(1,022)	—	(156)	—	(3,113)	—
PPG impact (favorable) / unfavorable	(11,614)	—	—	—	—	—	(11,614)	—

	Year ended December 31,
	2017	2016	2017	2016	2017	2016	2017	2016
Reported revenue	$822,966	642,061	$224,047	$215,247	$203,535	$161,152	$1,250,548	$1,018,460
FX impact (favorable) / unfavorable	(2,619)	—	433	—	(2,969)	—	(5,155)	—
PPG impact (favorable) / unfavorable	(43,212)	—	—	—	—	—	(43,212)	—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-US denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue variable to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend. For the portions of our business that earn revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

The table below shows the impact of certain macro factors on adjusted net income:

Segment Estimated Earnings Impact
(in thousands)
(unaudited)

	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions
	Three months ended December 31,
	2017	2016	2017	2016	2017	2016
FX impact (favorable) / unfavorable	$(400)	—	$(373)	—	$(47)	—
PPG impact (favorable) / unfavorable	(6,727)	—	—	—	—	—
Realized gain on hedge settlement	$—	$—	$—	$—	$—	$—

	Year ended December 31,
	2017	2016	2017	2016	2017	2016
FX impact (favorable) / unfavorable	$(530)	—	$(96)	—	$(524)	—
PPG impact (favorable) / unfavorable	(24,896)	—	—	—	—	—
Realized gain on hedge settlement	$—	$3,636	$—	$—	$—	$—

To determine the estimated earnings impact of FX, revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-US denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, net of tax.

To determine the estimated earnings impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices, were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interest and applicable taxes.

Exhibit 3
Selected Non-Financial Metrics

	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016
Fleet Solutions:
Payment processing transactions (000s)	108,767	110,047	108,134	102,765	99,662
Payment processing gallons of fuel (000s)	2,877,971	2,905,700	2,907,875	2,775,590	2,731,994
Average US fuel price (US$ / gallon)	$2.68	$2.51	$2.41	$2.40	$2.30
Payment processing $ of fuel (000s)	$8,119,619	$7,688,750	$7,399,901	$7,080,117	$6,672,281
Net payment processing rate	1.18%	1.17%	1.18%	1.22%	1.23%
Payment processing revenue (000s)	$95,948	$90,270	$87,678	$86,262	$81,767
Net late fee rate	0.44%	0.42%	0.39%	0.42%	0.48%
Late fee revenue (000s)	$35,510	$32,077	$28,713	$29,463	$31,928
Travel and Corporate Solutions:
Purchase volume (000s)	$7,405,045	$8,662,533	$7,676,935	$6,599,797	$6,351,741
Net interchange rate	0.53%	0.51%	0.52%	0.53%	0.71%
Payment solutions processing revenue (000s)	$39,332	$44,177	$40,276	$34,875	$45,390
Health and Employee Benefit Solutions:
Purchase volume (000s)	$887,511	$955,652	$1,126,854	$1,347,219	$803,045
Average number of SaaS accounts (000s)	9,774	9,566	8,934	8,576	7,551

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less any discounts given to fleets or strategic relationships.

Net late fee rate represents late fee revenue as a percentage of fuel purchased by fleets that have a payment processing relationship with WEX.

Late fee revenue represents fees charged for payments not made within the terms of the customer agreement based upon the outstanding customer receivable balance.

Purchase volume in the Travel and Corporate Solutions segment represents the total dollar value of all transactions that use WEX corporate card products and virtual card products.

Net interchange rate represents the percentage of the dollar value of each transaction that WEX records as revenue less any discounts given to customers.

Purchase volume in the Health and Employee Benefit Solutions segment represents the total US dollar value of all transactions where interchange is earned by WEX.

Average number of Health and Employee Benefit Solutions accounts represents the number of active flexible spending, health savings and reimbursement accounts.

Exhibit 4
Segment Revenue Information
Fourth Quarter and Full Year Ended 2017 and 2016
(in thousands)
(unaudited)

Fleet Solutions
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
	2017	2016	Amount	Percent	2017	2016	Amount	Percent
Revenues
Payment processing revenue	$95,948	$81,767	$14,181	17%	$360,158	$297,900	$62,258	21%
Account servicing revenue	42,845	36,706	6,139	17%	165,083	127,106	37,977	30%
Finance fee revenue	45,582	38,884	6,698	17%	159,336	124,725	34,611	28%
Other revenue	35,386	34,912	474	1%	138,389	92,330	46,059	50%
Total revenues	$219,761	$192,269	$27,492	14%	$822,966	$642,061	$180,905	28%

Travel and Corporate Solutions
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
	2017	2016	Amount	Percent	2017	2016	Amount	Percent
Revenues
Payment processing revenue	$39,332	$45,390	$(6,058)	(13)%	$158,660	$175,762	$(17,102)	(10)%
Account servicing revenue	7,003	396	6,607	1,668%	7,531	1,247	6,284	504%
Finance fee revenue	291	307	(16)	(5)%	760	643	117	18%
Other revenue	13,682	7,361	6,321	86%	57,096	37,595	19,501	52%
Total revenues	$60,308	$53,454	$6,854	13%	$224,047	$215,247	$8,800	4%

Health and Employee Benefit Solutions
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
	2017	2016	Amount	Percent	2017	2016	Amount	Percent
Revenues
Payment processing revenue	$10,452	$10,144	$308	3%	$50,348	$46,957	$3,391	7%
Account servicing revenue	28,184	23,141	5,043	22%	103,956	82,660	21,296	26%
Finance fee revenue	5,373	7,401	(2,028)	(27)%	27,486	13,572	13,914	103%
Other revenue	7,227	4,431	2,796	63%	21,745	17,963	3,782	21%
Total revenues	$51,236	$45,117	$6,119	14%	$203,535	$161,152	$42,383	26%

CONTACT:
News Media:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investors:
WEX Inc.
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com